UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 30, 2011

Teleflex Incorporated
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-5353	23-1147939
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

155 South Limerick Road, Limerick, Pennsylvania		19468
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	610-948-5100

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 30, 2011, Jeffrey P. Black resigned by mutual agreement with the Company’s board of directors as Chairman, President and Chief Executive Officer of Teleflex Incorporated (the "Company") and as a member of the Company’s board of directors, effective immediately. In connection with Mr. Black’s resignation from the board of directors, the board has determined to reduce the size of the board by one director rather than fill the vacancy created by Mr. Black’s resignation.

In connection with Mr. Black’s resignation, Mr. Black will receive benefits and payments as provided under his employment agreement with the Company dated as of March 26, 2009 (and previously disclosed in the Company’s Current Report on Form 8-K filed on April 1, 2009), including:

• Cash severance of $5.4 million, payable over a three-year period in accordance with the terms of Mr. Black’s employment agreement;
• Monthly cash payments for 36 months in an amount equal to Mr. Black’s after-tax cost actually incurred to maintain health insurance coverage from sources comparable to the Company’s health care coverage; and
• Life and accident insurance coverage for 36 months.

Mr. Black also will be eligible to receive his incentive bonus, if any, payable under the Company’s 2010 bonus plan and as determined by the Company’s board of directors. Mr. Black will be subject to various restrictive covenants, including covenants relating to non-competition, non-solicitation and confidentiality as outlined in his employment agreement. In addition, Mr. Black will be required to execute a release of claims against the Company as a condition to receiving certain benefits.

Effective on the same date, the board of directors of the Company appointed Benson F. Smith to serve as the Company’s Chairman, President and Chief Executive Officer. Mr. Smith, 63, has been a director of the Company since 2005 and currently serves as chair of the Compensation Committee. Mr. Smith is the managing partner for Sales Research Group, a research and consulting organization. Since 2000, Mr. Smith has also been the Chief Executive Officer of BFS & Associates LLC, which specializes in strategic planning and venture investing. Prior to that, Mr. Smith worked for C.R. Bard, Inc., a company specializing in medical devices, for approximately 25 years, where he held various executive and senior level positions. Most recently, Mr. Smith served as President and Chief Operating Officer of C.R. Bard from 1994 to 1998. Mr. Smith currently serves on the boards of Rochester Medical Corporation and Zoll Medical Corporation, as well as a variety of academic and health-related organizations.

In connection with Mr. Smith’s appointment as President and Chief Executive Officer, Mr. Smith will receive a $100,000 signing bonus, an annual salary of $800,000 a year and will be eligible for a 2011 annual incentive plan target payment of 150% of his annual base salary. Mr. Smith will also be eligible to receive an annual equity incentive grant with a grant-date target value of an amount equal to 250% of his annual base salary (comprised 65% of stock options and 35% of restricted stock). The annual equity grants will be subject to vesting terms consistent with the Company’s equity incentive program as described in the Company’s 2010 Proxy Statement under the section "Equity Incentive Compensation" in the Compensation Discussion and Analysis. The Company has also agreed to enter into a change-in-control agreement with Mr. Smith on substantially similar terms as those provided to the Company’s other senior executives. A description of the material terms of the agreements are set forth in the Company's 2010 Proxy Statement under the section "Potential Payments Upon Termination or Change of Control."

Item 7.01 Regulation FD Disclosure.

On January 31, 2011, the Company issued a press release announcing the resignation of Mr. Black and the appointment of Mr. Smith, and also reaffirming previously announced earnings guidance. A copy of the press release is furnished as Exhibit 99.1 hereto. The information furnished pursuant to Item 7.01 of this Current Report, including Exhibit 99.1, shall not be considered "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of such section, nor shall it be incorporated by reference into future filings by the Company under the Securities Act of 1933, as amended or under the Securities Exchange Act of 1934, as amended, unless the Company expressly sets forth in such future filing that such information is to be considered "filed" or incorporated by reference therein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

99.1 Press Release of Teleflex Incorporated dated January 31, 2011.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Teleflex Incorporated

January 31, 2011	By:	Laurence G. Miller

Name: Laurence G. Miller
Title: Executive Vice President, General Counsel and Secretary

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Exhibit Index

Exhibit No.	Description

99.1	Press Release of Teleflex Incorporated dated January 31, 2011.